EXHIBIT 99.1

Monterey Gourmet Foods Projects Fourth Quarter 2005 Sales and Earnings

SALINAS, CA - January 19, 2006 -- Monterey Gourmet Foods (NASDAQ: PSTA) announced today projected net sales of $23,704,000 for the fourth quarter 2005 ending December 31, a 57% increase over fourth quarter 2004 ended December 26, 2004. For the full year of 2005, net sales are projected to be $85,334,000, a 37% increase over the full year of 2004. Earnings for the fourth quarter 2005, however, are projected to be a $.04 per share loss. Full year 2005 earnings are projected to be a loss of $.03 per share, compared to a loss of $.09 in 2004.

         CEO Jim Williams commented, "Our strong sales growth continued in the fourth quarter with increases in nearly all categories. Especially positive were our core Monterey Pasta business with sales up 37%, CIBO Naturals with sales up 29%, and Emerald Valley Organics with sales up 18%, all vs. fourth quarter 2004. Our acquisitions earlier in 2005 of Sonoma Cheese and Casual Gourmet contributed $3.5 million of new sales for the quarter."

         Commenting on fourth quarter earnings, Mr. Williams stated, "Our disappointing earnings shortfall was due to several exceptional costs, most of which were of a one-time nature. These costs included an inventory variance issue, significantly higher audit fees, a FIFO inventory adjustment, a disruption in product flow through a major customer's warehouse which caused out-of-code issues on one product, a limited voluntary product withdrawal resulting from a quality issue on a secondary out-sourced private label product, and costs associated with the rapid start-up and introduction of a major new product line with our largest customer. This new product is proving to be a great sales success in the market; however, significant extra costs and inefficiencies were incurred in the fourth quarter from the rapid scale-up in production necessitated by this customer's volume demands."

         Mr. Williams continued, "Casual Gourmet, a specialty poultry sausage and soup marketer acquired in January, 2004 experienced several set backs of product distribution and sales with its two largest customers during the fourth quarter. In both cases, losses were related to the customer's change in merchandising strategy for the poultry sausage category. Casual Gourmet management has responded quickly with innovative new products, including products in the much larger pork sausage category. They expect to begin regaining several product placements with key club customers during the first quarter of 2006. Additionally, Casual Gourmet has developed a line of no-nitrite chicken sausages targeted at the retail supermarket channel. The initial customer response to these new products has been very positive. With the sales shortfall experienced by Casual Gourmet in the fourth quarter, we are seeking outside advice concerning the possible impairment of goodwill associated with our 60% ownership of the company."

         Commenting on prospects for 2006, Mr. Williams said, "We remain highly confident that in 2006 our company will see significant profit improvement."
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         In conclusion, Mr. Williams stated, "Now that we have a broader portfolio of products and have succeeded in accelerating sales, we intend to intensify our focus on profit growth. One major profit improvement initiative underway today is a restructuring of our manufacturing operations in which we will consolidate the operations of our two Salinas (CA) facilities into one facility. Once fully implemented, this restructuring alone is expected to increase gross margins by about 2% on products produced in Salinas."


This press release contains forward-looking statements concerning the effect of Monterey Gourmet Foods' corporate acquisitions and product innovations on projected earnings for future periods, including such terms as "projected," "are projected," "expect" and "is expected," "targeted," "intensify our focus," "confident" and "will be profitable." These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. Consequently, the Company wishes to caution readers not to place undue reliance on any forward-looking statements. Among the factors that could cause Monterey Gourmet Foods' actual results to differ from such forward-looking statements are the following: (i) the process associated with the integrations of recent acquisitions, processes, and products, (ii) a significant reduction of sales to two major customers currently comprising a majority of total revenues, (iii) the retention of newly acquired customers including achieving volume projections for these new customers, (iv) the Company's ability to achieve improved production efficiencies in connection with the introduction of its new packaging and new items, (v) the timely and cost-effective introduction of new products in the coming months, (vi) the utilization of the recently-completed plant expansion and the increased fixed costs associated with increased plant capacity, (vii) retention of key personnel and retention of key management, (viii) the risks inherent in food production, (ix) intense competition in the market in which the Company competes and (x) Monterey Gourmet Foods' ability to source competitively priced raw materials to achieve historical operating margins. In addition, the Company's results may also be affected by general factors, such as economic conditions, political developments, interest and inflation rates, accounting standards, taxes, and laws and regulations in markets where the Company competes.

         Monterey Gourmet Foods manufactures USDA inspected, fresh gourmet refrigerated food products at its integrated 143,000 square foot corporate headquarters, distribution, and manufacturing facilities in Salinas, (Monterey County) California, its organic food production facility in Eugene, Oregon and its newly acquired facility in Seattle, Washington. Monterey Gourmet Foods has national distribution of its products in over 9,600 retail and club stores throughout the United States and selected regions of Canada, the Caribbean, Latin America, and Asia Pacific.